RELEASE

This document is a Release between me and bioMETRX, Inc. (the “Company”) for me to receive certain benefits, of which I acknowledge I have received, from the Company in exchange for a complete release.

I am entering into this Release in order to sever my relationship with the Company and provide them with a complete release of any and all claims.

RELEASE

In exchange for the benefits, I hereby release and forever discharge bioMETRX, Inc., its subsidiaries and affiliates, predecessors, and assigns and their respective benefit and severance plans, plan administrators and fiduciaries, representatives, present and former officers, directors, stockholders, attorneys, agents and employees, and their heirs, executors, administrators, successors and assigns (collectively, the Company and its “Related Person”), from any and all rights, claims, causes of action, damages and liabilities of every kind whatsoever, known or unknown, suspected or unsuspected, which against them I or any of my executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time I sign this Release.

This release includes, but is not limited to:

(i)
Any rights or claims relating in any way to my employment relationship with the Company, or the termination of my employment, or any rights or claims arising under any tort, employment contract (express or implied), public policy, whistleblower law, wrongful discharge or any other obligation including any claims arising under

-	the Age Discrimination in Employment Act of 1967, as amended, by the Older Workers Benefit Protection Act;
-	Title VII of the Civil Rights Act of 1964, as amended;
-	the Civil Rights Act of 1991, as amended;
-	the Civil Rights Act of 1866;
-	the Americans With Disabilities Act of 1990, as amended;
-	the Employee Retirement Income Security Act of 1974, as amended;
-	the Family and Medical Leave Act of 1993;
-	the Equal Pay Act;
-	the Worker Adjustment Retraining and Notification Act;
-	the National Labor Relations Act;
-	the Employee Retirement Income Security Act of 1964, or
-
any other federal, state or local law or ordinance (including, without limitation, the New York State Human Rights Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the conscientious Employee Protection Act, the California Fair Employment and Housing Act, and the California Labor Code), or

(ii)
any other rights or claims which might have been asserted by me including, but not limited to, any claims for wages, severance, bonuses, monetary or equitable relief or other damages of any kind, other employee fringe benefits or attorneys’ fees, and any claims arising under Company policies, welfare or benefit plans, or other employment practices. This release, however, will not affect my vested profit sharing savings plan benefits or other vested benefits.

I understand that any payment or benefits provided to me under the terms of this Release do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of my employment or termination therefrom.

I also agree, to the extent consistent with applicable law, not to initiate any legal action, charge or complaint (“Action”) against the Company in any forum whatsoever. Further to the extent any such Action has been or is brought, I expressly waive any claim to any form of monetary or other damages or any form of recovery or relief in connection with any such Action, or in connection with any Action brought by a third party.

I also agree that I will not issue any communication, written or oral, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company. I also agree that I will not divulge, communicate, or in any way make use of any confidential or proprietary information acquired during my employment with the Company.

I further agree that I will cooperate fully with the Company in connection with any existing or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the company deems my cooperation necessary.

Upon signing this Release, I understand and agree that the release is intended to be a full and complete waiver of all claims, if any, which I may have and which I do not now know or suspect to exist in my favor against the Company or any of its Related Persons and that this Release extinguishes those claims. By signing below, I am making a knowing and voluntary decision to waive and release any and all claims in exchange for the benefits offered by the Company. This Release and the Termination Agreement being executed simultaneously herewith constitutes the entire agreement between me and the Company concerning my employment and the termination of my employment, and supersedes all prior discussions, agreements and understandings of every kind between me and the Company.

The Company recommends that I consult with an attorney prior to signing this Release.

OTHER INFORMATION

This Release may not be modified or amended unless authorized and agreed to in writing, and signed by me and approved by an authorized Company Officer. This Release shall be governed by the laws of the State of New York, without reference to its choice of law rules. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

I acknowledge that I have carefully read and fully understand all of the provisions of this Release, and that I am entering into this Release freely, knowingly and voluntarily in exchange for valuable consideration.

Steven Kang	/s/ Steven Kang
Print Name	Signature

9 Herkimer Avenue, Jericho, NY 11753	(516) 933-3713
Address	Telephone No.

Date Signed: July 11, 2006

Company Authorization:

BIOMETRX, INC.

By: /s/ Mark Basile
Mark Basile, Chief Executive Officer